EXHIBIT 99.1

News Release

Investor Contact:	Don Washington	EnPro Industries
	Director, Investor Relations and	5605 Carnegie Boulevard
	Corporate Communications	Charlotte, North Carolina 28209-4674
Phone: 704-731-1500
Phone:	704-731-1527	Fax: 704-731-1511
www.enproindustries.com
Email:	don.washington@enproindustries.com

EnPro Industries Reports First Quarter EPS of $0.54 as
Major Markets Strengthen

•	Sales grow by 16% as most operations benefit from increased activity

•	Segment profits improve by 32% on higher volumes, lower costs

CHARLOTTE, N.C., April 28, 2004 — EnPro Industries, Inc. (NYSE: NPO) a manufacturer of engineered industrial products, today reported net income of $11.4 million, or $0.54 a share, for the first quarter of 2004, compared to net income of $6.1 million, or $0.30 a share, in the first quarter of 2003. Earnings per share are expressed on a diluted basis throughout this release. The improved net income came as sales grew to $213.8 million, a 16% increase over the first quarter of 2003, when they were $184.0 million.

“Our results in the first quarter reflect the benefits not only of stronger markets and higher volumes but also of our cost reductions and efficiency improvements,” said Ernie Schaub, President and Chief Executive Officer of EnPro. “Stronger markets, combined with our Total Customer Value program and other management initiatives, allowed us to achieve our highest segment profit margins since we became an independent company. These results confirm our confidence in the effectiveness of our strategies as we prepare to take full advantage of improving conditions in our markets.”

Net income in the first quarter of 2004 benefited from a gain on the sale of a building, which increased earnings by about $0.05 a share.

EnPro subsidiaries received 8,400 new asbestos claims filings during the quarter, down 16% from the first quarter of last year, as new claims continued to come in at lower rates. Claims received in the quarter included 3,500 from a Mississippi lawsuit that was amended to add Garlock Sealing Technologies as a defendant.

“The Mississippi claims, which were already in the legal system, inflated new claims against our subsidiaries in the quarter. Excluding them, new claims came in at about the same rate as in each of the third and fourth quarters of 2003,” said Schaub. “These three quarters suggest a rate that, while still large, is well below the lowest number of new claims received in any year since 1994. This is certainly encouraging, and we hope indicative of a real decline in the incidence of asbestos-related disease, consistent with the expectations and predictions of the medical community.”

Sealing Products

($ Millions)
Quarter Ended	3/31/04	3/31/03

Segment Sales	$95.6	$82.4
Segment Profit	$15.8	$10.8
Segment Margin	16.5%	13.1%

Profits in the Sealing Products segment were $15.8 million in the first quarter of 2004, a 46% improvement over the first quarter of 2003. Segment profits benefited as markets improved and volumes increased at most units. Segment profits also reflected a stronger mix of business as the result of the acquisition of Pikotek in the fourth quarter of 2004 and the divestiture of a low margin sealing business that was included in the first quarter of 2003. Sales in the segment grew by 16% over the first quarter of 2003, led by a 24% increase at Stemco, reflecting the strength of the heavy-duty truck market. Stronger end markets also improved sales at Garlock Sealing Technologies, although activity in those markets remains low by historical standards. While sales benefited primarily from improved market conditions, they also benefited to a lesser extent from a stronger euro.

Engineered Products

($ Millions)
Quarter Ended	3/31/04	3/31/03

Segment Sales	$118.6	$102.1
Segment Profit	$13.1	$11.1
Segment Margin	11.0%	10.9%

Profits improved by 18% in the Engineered Products segment, increasing to $13.1 million, as GGB, the segment’s largest operation, benefited from increased activity in industrial markets in the U.S. and Europe, a more favorable product mix and a stronger euro. Most operations in the segment reported higher sales, which improved by 16%, rising to $118.6 million. Sales benefited from stronger markets and favorable exchange rates.

Cash Flow

Cash balances declined by $21.0 million in the quarter to $73.7 million at March 31, 2004, reflecting increased activity at the company’s operations and the normal seasonal buildup of working capital levels during the first half of the year.

Although total payments for asbestos-related claims declined when compared to the first quarter of 2003, payments net of insurance proceeds increased to $16.8 million in the first quarter of 2004, compared to $9.8 million a year ago. Net payments increased because of delays in the collection of insurance, pending the outcome of an arbitration between the company and certain insurance carriers over documentation requirements and standards recently imposed by those carriers. The company has previously stated it expects to prevail in the dispute and remains optimistic it will recover delinquent insurance proceeds in the second half of the year.

Capital expenditures were $5.8 million, or more than twice as much as in the first quarter of 2003, and should continue to grow in 2004 as the company invests in programs that support the growth of its businesses, improve productivity and expand access to important new markets in China and Eastern Europe.

Outlook

In the second quarter of 2004, EnPro expects key markets to maintain their current strength and results to be similar to the first quarter of the year. For the full year, the company continues to anticipate that stronger markets, a more profitable mix of business, lower costs and the operational efficiencies created by Total Customer Value will provide improvements over the results of 2003.

Cash flows in the near term are likely to continue to be negatively affected by delays in the collection of asbestos-related insurance proceeds. However, for the full year the company expects the combination of cash flows generated by operations and current cash balances will be more than sufficient to cover net asbestos payments and the capital spending necessary to support the company’s strategic initiatives.

Conference Call Information

EnPro will hold a conference call tomorrow, April 29, at 10:00 a.m. Eastern Time to discuss first quarter earnings. To participate in the call, dial (877) 888-4034 approximately 10 minutes before the call begins. The call will also be webcast at www.enproindustries.com.

A replay of the call will be available on the company’s website or by telephone approximately two hours after the end of the call. To listen to the telephone replay, dial (888) 203-1112 and enter the access code 758478. The replay will be available on the Company’s website and by telephone through May 14, 2004.

Forward Looking Statements

Statements in this release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to, the resolution of current and potential future asbestos claims against certain of our subsidiaries which depends on such factors as the possibility of asbestos reform legislation, the financial viability of insurance carriers, the timing of payments of claims and related expenses, the timing of insurance collections, limitations on the amount that may be recovered from insurance carriers, the bankruptcies of other defendants and the results of litigation; general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, guaranteed debt and lease payments, employee benefit obligations and other matters. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2003, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this release to reflect any change in management’s expectations or any change in the assumptions or circumstances on which such statements are based.

EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, compressor systems, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at www.enproindustries.com.

EnPro Industries, Inc.
Condensed Consolidated Statements of Operations (Unaudited)

For the Quarters Ended March 31, 2004 and 2003
(Stated in Millions of Dollars, Except Per Share Data)

	2004	2003

Sales	$213.8	$184.0

Cost of sales	144.9	127.0
Selling, general and administrative expenses	47.3	41.4
Asbestos-related expenses	2.9	2.9
Restructuring and new facility costs	0.5	0.1
Gain on sale of building	(1.5)	—

Operating income	19.7	12.6

Interest expense — net	(1.9)	(1.9)
Mark-to-market adjustment for call options	—	(1.2)

Income before income taxes	17.8	9.5

Income tax expense	(6.4)	(3.4)

Net income	$11.4	$6.1

Basic earnings per share	$0.56	$0.30

Diluted earnings per share	$0.54	$0.30

EnPro Industries, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)

For the Quarters Ended March 31, 2004 and 2003
(Stated in Millions of Dollars)

	2004	2003

Operating Activities
Net income	$11.4	$6.1
Adjustments to reconcile net income to net cash used in operating activities:
Mark-to-market adjustment for call options	—	1.2
Gain on sale of building	(1.5)	—
Payments for asbestos-related claims, net of insurance proceeds	(16.8)	(9.8)
Depreciation and amortization	8.1	7.8
Deferred income taxes	2.8	2.3
Increase in working capital	(19.5)	(11.5)
Change in other non-current assets and liabilities	(0.2)	3.0

Net cash used in operating activities	(15.7)	(0.9)

Investing Activities
Purchases of property, plant and equipment	(5.8)	(2.3)
Proceeds from sales of assets	3.0	0.5
Payment in connection with acquisition of business	—	(2.1)

Net cash used in investing activities	(2.8)	(3.9)

Financing Activities
Repayment of debt	(2.7)	(0.1)
Proceeds from issuance of common stock	1.1	—
Transfer to Goodrich	—	(0.6)

Net cash used in financing activities	(1.6)	(0.7)

Effect of exchange rate changes on cash and cash equivalents	(0.9)	0.7

Net decrease in cash and cash equivalents	(21.0)	(4.8)
Cash and cash equivalents at beginning of period	94.7	81.8

Cash and cash equivalents at end of period	$73.7	$77.0

EnPro Industries, Inc.
Condensed Consolidated Balance Sheets (Unaudited)

As of March 31, 2004 and December 31, 2003
(Stated in Millions of Dollars)

	March 31,	December 31,
	2004	2003

Current assets
Cash and cash equivalents	$73.7	$94.7
Accounts and notes receivable	122.7	107.4
Asbestos insurance receivable	112.4	104.2
Inventories	55.7	50.6
Other current assets	29.5	26.7

Total current assets	394.0	383.6

Property, plant and equipment	133.2	135.8
Goodwill and other intangible assets	199.7	201.1
Asbestos insurance receivable	216.7	219.8
Other assets	79.1	80.4

Total assets	$1,022.7	$1,020.7

Current liabilities
Current maturities of long-term debt	$2.8	$2.9
Accounts payable	54.2	47.7
Asbestos liability	89.6	99.5
Other accrued expenses	53.9	58.1

Total current liabilities	200.5	208.2

Long-term debt	164.7	167.3
Deferred income taxes	34.5	32.3
Retained liabilities of previously owned businesses	44.2	44.0
Environmental liabilities	33.1	33.4
Asbestos liability	39.9	41.7
Other liabilities	56.5	57.2

Total liabilities	573.4	584.1

Shareholders’ equity
Common stock	0.2	0.2
Additional paid-in capital	409.1	406.8
Retained earnings	36.9	25.5
Accumulated other comprehensive income	4.7	5.7
Common stock held in treasury, at cost	(1.6)	(1.6)

Total shareholders’ equity	449.3	436.6

Total liabilities and shareholders’ equity	$1,022.7	$1,020.7

EnPro Industries, Inc.
Segment Information (Unaudited)

For the Quarters Ended March 31, 2004 and 2003
(Stated in Millions of Dollars)

Sales

	2004	2003

Sealing Products	$95.6	$82.4
Engineered Products	118.6	102.1

	214.2	184.5
Less intersegment sales	(0.4)	(0.5)

	$213.8	$184.0

Segment Profit
	2004	2003

Sealing Products	$15.8	$10.8
Engineered Products	13.1	11.1

	$28.9	$21.9

Reconciliation of Segment Profit to Net Income
	2004	2003

Segment profit	$28.9	$21.9
Corporate expenses	(5.9)	(5.4)
Asbestos-related expenses	(2.9)	(2.9)
Interest expense — net	(1.9)	(1.9)
Gain on sale of building	1.5	—
Mark-to-market adjustment for call options	—	(1.2)
Other expenses	(1.9)	(1.0)

Income before income taxes	17.8	9.5
Income tax expense	(6.4)	(3.4)

Net income	$11.4	$6.1

Segment ROS
	2004	2003

Sealing Products	16.5%	13.1%
Engineered Products	11.0%	10.9%

	13.5%	11.9%